                                                                    EXHIBIT 21.1

SUBSIDIARIES OF PEMSTAR INC.

Subsidiary                           Country of Incorporation
---------------------------------    ------------------------

Turtle Mountain Corporation          United States

Pemstar Luxembourg S.a.r.l.          Luxembourg

Pemstar Singapore Pte Ltd            Singapore

Pemstar Netherlands Holding B.V.     The Netherlands

Pemstar BV                           The Netherlands

Pemstar Thailand Limited             Thailand

Pemstar (Tianjin) Enterprise Ltd.    China

Pemstar de Mexico, SA de CV          Mexico

Pemstar Ireland Ltd.                 Ireland

Pemstar Brasil Ltda.                 Brazil

Pemstar Japan KK                     Japan

Pemstar Israel Ltd.                  Israel

Gentlelife Instruments Inc.          United States